Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President-Finance
Dover, Delaware, January 26, 2017	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2016

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the fourth quarter and year ended December 31, 2016.

The Company’s NASCAR fall race weekend was held from September 30, 2016, through October 2, 2016. The K&N Pro Series East event was held during the third quarter of 2016 while the NASCAR XFINITY Series and NASCAR Sprint Cup Series races were held during the fourth quarter of 2016. The entire fall race weekend was held during the fourth quarter of 2015.

Revenues for the fourth quarter of 2016 were $20,112,000 compared with $21,016,000 in the fourth quarter of 2015.

Weather was again an issue for the Fall NASCAR weekend. Saturday’s NASCAR XFINITY race was rained out and moved to Sunday, contributing to lower admissions revenue. Additionally, we experienced lower sponsorship sales partially offset by higher Broadcast revenues compared to last year.

Operating and Marketing Expenses were lower than last year, as higher Purse and Sanction Fees were offset by lower other race weekend expenses.

General and administrative expenses decreased $89,000 to $1,826,000 for the fourth quarter of 2016, primarily from lower employee costs.

Costs to remove long-lived assets in 2016 represents costs incurred during the fourth quarter to remove a portion of grandstands, seats and structures that were taken out of service and written off in 2015. We expect to spend approximately $300,000 during the first quarter of 2017 to complete the removal of these structures.

Depreciation expense decreased to $842,000 in the fourth quarter of 2016 compared to $949,000 in the fourth quarter of 2015. The fourth quarter of 2015 includes additional depreciation expense due to the decision in 2015 to remove certain grandstand seats and structures after our 2015 race season. We changed the estimated useful lives of the impacted assets resulting in a $177,000 increase in our fourth quarter 2015 depreciation expense.

Earnings before income taxes for the fourth quarter of 2016 decreased $703,000 from $6,159,000 for the fourth quarter of 2015 to $5,456,000 in the fourth quarter of 2016. The decrease is primarily due to the race weekend results and the costs to remove long-lived assets.

Net earnings for the fourth quarter of 2016 were $3,245,000 or $.09 per diluted share compared to $3,791,000 or $.10 per diluted share for the fourth quarter of 2015.

For the year ended December 31, 2016, total revenues were $45,873,000 compared with $46,539,000 in the prior year. The decrease was from lower admissions, lower corporate sales for the fall weekend, and from the cancellation of the Big Barrel Country Music Festival in 2016, partially offset by higher broadcasting and other revenue.

Income from assets held for sale of $2,900,000 in 2015 represents non-refundable payments received to extend the closing date under a now expired agreement to sell our Nashville facility.

Net earnings for the year ended December 31, 2016 were $3,801,000 or $.10 per diluted share compared to $5,285,000 or $.14 per diluted share for the year ended December 31, 2015. The current year’s annual results include a pre-tax charge of $203,000 compared to $40,000 in the prior year for costs associated with the removal of grandstand seats. The current year’s annual results also include additional depreciation expense of $208,000 relating to renovations of certain facilities resulting in a change in the useful lives of the facilities. The 2015 results include additional depreciation expense of $2,216,000 from the previously mentioned change in useful lives of grandstand seats and structures we decided to remove after the completion of the 2015 race season. Excluding both charges and the $2,900,000 income from assets held for sale, 2016 adjusted net earnings were $4,045,000 or $.11 per diluted share compared to $4,739,000 or $.13 per diluted share for 2015.

As previously announced, on August 25, 2016, we entered into a definitive agreement to sell our Nashville Superspeedway facility along with some related equipment and other assets. The agreement provides for an aggregate purchase price of $27.5 million in cash plus the assumption by the purchaser of our obligations under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds issued by the Sports Authority of the County of Wilson, Tennessee. The Bonds, which have a remaining principal balance of $16,300,000, are secured by a letter of credit provided by us which will be replaced by a letter of credit provided by the potential purchaser. An amendment was signed on January 22, 2017 to extend the agreement 60 days. Closing is now anticipated during the second quarter of 2017. The assets of Nashville Superspeedway are reported as assets held for sale in our consolidated balance sheet at December 31, 2016 and 2015.

The Company’s financial position continued to strengthen during 2016. Total borrowings outstanding decreased to $3,840,000 at December 31, 2016 from $5,900,000 at December 31, 2015. In December 2016 and 2015, the Company paid annual cash dividends on both classes of common stock of $.05 per share. Due to the seasonal nature of our business, we will evaluate dividends annually.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenues:
Admissions	$3,173	$3,755	$6,937	$7,967
Event-related	2,972	3,794	7,938	8,617
Broadcasting	13,962	13,463	30,984	29,949
Other	5	4	14	6

	20,112	21,016	45,873	46,539

Expenses:
Operating and marketing	11,757	11,940	28,197	27,818
General and administrative	1,826	1,915	7,399	7,414
Costs to remove long-lived assets	203	—	203	40
Depreciation	842	949	3,433	5,326

	14,628	14,804	39,232	40,598

Income from assets held for sale	—	—	—	2,900

Operating earnings	5,484	6,212	6,641	8,841

Interest expense, net	(33)	(43)	(199)	(323)
(Provision) benefit for contingent obligation	(2)	(4)	(75)	86
Other income (expense)	7	(6)	23	(5)

Earnings before income taxes	5,456	6,159	6,390	8,599

Income tax expense	(2,211)	(2,368)	(2,589)	(3,314)

Net earnings	$3,245	$3,791	$3,801	$5,285

Net earnings per common share:
Basic	$0.09	$0.10	$0.10	$0.14

Diluted	$0.09	$0.10	$0.10	$0.14

Weighted average shares outstanding:
Basic	36,216	36,157	36,232	36,156
Diluted	36,216	36,157	36,232	36,156

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS BEFORE INCOME TAXES

TO ADJUSTED EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
GAAP earnings before income taxes	$5,456	$6,159	$6,390	$8,599
Accelerated depreciation (1)	24	177	208	2,216
Income from assets held for sale (2)	—	—	—	(2,900)
Costs to remove long-lived assets (3)	203	—	203	40

Adjusted earnings before income taxes	$5,683	$6,336	$6,801	$7,955

GAAP net earnings	$3,245	$3,791	$3,801	$5,285
Accelerated depreciation, net of income taxes (1)	14	105	123	1,316
Income from assets held for sale, net of income taxes (2)	—	—	—	(1,886)
Costs to remove long-lived assets, net of income taxes (3)	121	—	121	24

Adjusted net earnings	$3,380	$3,896	$4,045	$4,739

GAAP net earnings per common share – basic and diluted	$0.09	$0.10	$0.10	$0.14
Accelerated depreciation, net of income taxes (1)	—	—	—	0.04
Income from assets held for sale, net of income taxes (2)	—	—	—	(0.05)
Costs to remove long-lived assets, net of income taxes (3)	—	—	—	—

Adjusted net earnings per common share – basic and diluted (4)	$0.09	$0.11	$0.11	$0.13

(1)	During the first quarter of 2016, we began a renovation project of certain track related assets at our Dover International Speedway facility which will take approximately one year to complete. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in 2016.

During the first quarter of 2015, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2015 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in 2015.

(2)	On May 29, 2014, we entered into an agreement to sell our Nashville Superspeedway facility. The potential buyer made several payments to us to extend the closing date of settlement. The sale agreement expired on July 27, 2015 and all payments made to us have been recognized as income from assets held for sale.

(3)	Costs to remove long-lived assets represents costs incurred to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

(4)	The components of earnings per common share for the year ended December 31, 2016 and three months ended December 31, 2015 do not add to the adjusted earnings per common share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per common share – basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned accelerated depreciation, income from assets held for sale and costs to remove long-lived assets. Income taxes are based on our approximate statutory tax rates applicable to each of these items. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings before income taxes, net earnings or net earnings per common share – basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$1	$1
Accounts receivable	419	173
Inventories	17	72
Prepaid expenses and other	1,104	1,136
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	44
Income taxes receivable	—	1
Deferred income taxes	—	79
Assets held for sale	26,000	26,000

Total current assets	27,541	27,506

Property and equipment, net	52,723	53,542
Other assets	1,022	851
Deferred income taxes	—	549

Total assets	$81,286	$82,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$347	$137
Accrued liabilities	2,858	3,215
Payable to Dover Downs Gaming & Entertainment, Inc.	7	—
Income taxes payable	218	—
Deferred revenue	1,355	1,278

Total current liabilities	4,785	4,630

Revolving line of credit, net	3,840	5,900
Liability for pension benefits	4,143	3,790
Provision for contingent obligation	1,802	1,727
Deferred income taxes	12,911	14,408

Total liabilities	27,481	30,455

Stockholders’ equity:
Common stock	1,828	1,822
Class A common stock	1,851	1,851
Additional paid-in capital	101,858	101,742
Accumulated deficit	(48,340)	(50,301)
Accumulated other comprehensive loss	(3,392)	(3,121)

Total stockholders’ equity	53,805	51,993

Total liabilities and stockholders’ equity	$81,286	$82,448

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2016	2015
Operating activities:
Net earnings	$3,801	$5,285
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,433	5,326
Amortization of credit facility fees	87	96
Stock-based compensation	284	316
Excess tax benefits from stock-based compensation	(27)	—
Deferred income taxes	(661)	(828)
Provision (benefit) for contingent obligation	75	(86)
Income from assets held for sale	—	(2,900)
Changes in assets and liabilities:
Accounts receivable	(246)	(34)
Inventories	55	(2)
Prepaid expenses and other	(44)	(125)
Accounts payable	176	64
Accrued liabilities	(457)	(86)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	51	(66)
Income taxes payable/receivable	223	182
Deferred revenue	77	(70)
Liability for pension benefits	(17)	(9)

Net cash provided by operating activities	6,810	7,063

Investing activities:
Capital expenditures	(2,580)	(1,448)
Purchases of available-for-sale securities	(293)	(40)
Proceeds from sale of available-for-sale securities	203	20
Non-refundable payments received related to assets held for sale	—	1,200

Net cash used in investing activities	(2,670)	(268)

Financing activities:
Borrowings from revolving line of credit	28,820	29,740
Repayments on revolving line of credit	(30,880)	(34,600)
Dividends paid	(1,840)	(1,837)
Repurchase of common stock	(189)	(121)
Excess tax benefits from stock-based compensation	27	—
Credit facility fees	(78)	—

Net cash used in financing activities	(4,140)	(6,818)

Net decrease in cash	—	(23)
Cash, beginning of year	1	24

Cash, end of year	$1	$1